Exhibit 2.23

APNS:  162-28-101-002 and 162-28-102-001

WHEN RECORDED MAIL TO:

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

Attention:  John F. Hilson, Esq.

ASSIGNMENT OF ENTITLEMENTS AND CONTRACTS

(Nevada - Leasehold)

THIS ASSIGNMENT OF ENTITLEMENTS AND CONTRACTS (this “Assignment”) is made and entered into as of March 29, 2005, by and between EASTERN & WESTERN HOTEL CORPORATION, a Nevada corporation (the “Assignor,” which term includes any successors under that certain Leasehold Deed of Trust, Fixture Filing with Assignment of Rents and Leases, and Security Agreement (the “Deed of Trust”) dated as of the date hereof by and from Assignor to Lawyers Title of Nevada Inc., as trustee, for the benefit of Agent (as defined herein), as beneficiary, and WELLS FARGO FOOTHILL, INC., in its capacity as the arranger and administrative agent, its successors and assigns, as its interests may appear (“Agent”)).

R E C I T A L S:

WHEREAS:

A.                                   All references herein to the “Real Property” shall be to: (i) those certain parcels of real property which Assignor owns a leasehold interest in, and which are located in the County of Clark, State of Nevada and which are more particularly described on “Exhibit A” attached hereto (together with all improvements located thereon, the “Land”); (ii) all real property which is adjacent to, or used in connection with, the Land and in which Assignor now owns a leasehold interest, or hereafter acquires a fee interest in (the “Adjacent Property”); and (iii) all tenements, hereditaments and appurtenances to the Land or the Adjacent Property.

B.                                     Reference is also made to that certain Credit Agreement dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified heretofore or hereinafter from time to time, the “Credit Agreement”), by and among (i) 155 East Tropicana, LLC (“Tropicana”), (ii) 155 East Tropicana Finance Corp. (“155 Corp.”), (iii) Agent, and (iv)

the Lenders (as defined in the Credit Agreement).  Tropicana and 155 Corp. are collectively referred to herein as “Borrowers”.

C.                                     All capitalized terms which are used but not otherwise defined herein shall have the respective meanings and be construed herein as provided in the Credit Agreement and any reference to a provision of the Credit Agreement shall be deemed to incorporate that provision as a part hereof in the same manner and with the same effect as if the same were fully set forth herein.

D.                                    The Credit Agreement provides for, among other things, a revolving loan in the principal amount as specified in said Credit Agreement (the “Loan”).

E.                                      Assignor, as an affiliate of Tropicana, will benefit from the making of the Loan and the consummation of the transactions contemplated in the Credit Agreement.

F.                                      It is a condition of the Credit Agreement that all of Assignor’s present and future right, title and interest in and to:

(i)                                     all assignable personal property leases, purchase contracts and construction related equipment contracts, which are now existing or are hereafter entered into, for furniture, fixtures, equipment, signs and other items of personal property which are used in connection with, or which relate to: (a) the Real Property; (b) any hotel, casino and/or resort business and related activities which are now, or are hereafter, conducted by, or on behalf of, Assignor on the Real Property (collectively, the “Hotel/Casino Facilities”); or (c) any other business activity now, or hereafter, conducted by, or on behalf of, Assignor on, or in connection with, the Real Property (collectively, the “Additional Business(es)”); all together with any and all amendments, modifications, extensions, or renewals thereof (collectively, the “Equipment Agreements”); and

(ii)                                  all present and future assignable permits, construction related agreements, licenses, warranties, contracts and other entitlements, if any, which are issued, granted, agreed to, or entered into in connection with, or relating to, the Real Property, the Hotel/Casino Facilities or any Additional Business, together with any and all amendments, modifications, extensions or renewals thereof (collectively, the “Entitlements”);

in each and every case excluding all Excluded Assets (as defined in the Security Agreement), and all items not exclusively used or relating to the operation of a hotel or casino on the Land, be presently assigned to Agent for the benefit of the Lenders in consideration of the Loan, upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the making of the Loan, Assignor does hereby presently, absolutely and unconditionally assign to Agent for the benefit of the Lenders all of its right, title and interest in and to the Equipment Agreements and the Entitlements, in each and every case excluding all Excluded Assets (as defined in the Security Agreement) and all items not exclusively used or relating to the operation of a hotel or casino on the Land, as follows:

1.                                       Assignor does hereby grant, assign and convey unto Agent all the right, title, interest and privilege which Assignor has or may hereafter acquire, in or to: all assignable Equipment Agreements and/or Entitlements.  Without limiting the generality of the foregoing, and subject to the provisions of Sections 5 and 6 below, Agent shall have the present and continuing right with full power and authority, in its own name, or in the name of Assignor, or otherwise: to do any and all things which Assignor may be or may become entitled to do under the Equipment Agreements and/or Entitlements and the right to make all waivers and agreements, give all notices, consents and releases and other instruments and to do any and all other things whatsoever which Assignor may be or may become entitled to do under said Equipment Agreements and/or Entitlements.

2.                                       The acceptance of this Assignment and the payment or performance under the Equipment Agreements and/or Entitlements hereby assigned shall not constitute a waiver of any rights of Agent or Lenders under the terms of the Credit Agreement or any other Loan Document for the benefit of any of Agent or Lenders.

3.                                       Assignor will promptly notify Agent of the occurrence of any default under any of the Equipment Agreements and/or Entitlements, which, if left uncured, would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business.

4.                                       Assignor shall keep and perform the following with respect to the Equipment Agreements and the Entitlements:

(a)                                  Except as may be permitted in the Credit Agreement, Assignor will not further assign any interest in the Equipment Agreements or in the Entitlements, or create or permit any lien, charge, or encumbrance upon their interests in the Equipment Agreements or in the Entitlements;

(b)                                 Assignor will not, without the prior written consent of Agent:

(i)                                     cause, or consent to, any cancellation, termination or surrender of any Equipment Agreement or Entitlement if such cancellation, termination or surrender would be reasonably likely to materially and adversely affect either the Hotel/Casino

Facilities or any Additional Business (except for any cancellation or termination of an Equipment Agreement or Entitlement which is caused by a default thereunder on the part of a party other than Assignor or one of its Affiliates);

(ii)                                  permit any event to occur which would entitle any party to an Equipment Agreement or Entitlement to terminate or cancel said Equipment Agreement or Entitlement if such cancellation or termination would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business (except any cancellation or termination of an Equipment Agreement or Entitlement which is caused by a default thereunder on the part of a party other than Assignor or one of its Affiliates);

(iii)                               amend or modify any of the Equipment Agreements or any of the Entitlements if such amendment or modification would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business;

(iv)                              waive any default under or breach of any Equipment Agreements or any Entitlements except for any waiver that would not be reasonably likely to result in any material adverse affect on either the Hotel/Casino Facilities or any Additional Business; or

(v)                                 give any consent, waiver or approval which would impair Assignor’s interest in any of the Equipment Agreements or any of the Entitlements if such consent, waiver or approval would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business.

5.                                       Notwithstanding anything to the contrary contained in this Assignment, it is understood and agreed that so long as there shall exist no Event of Default under the Credit Agreement or Deed of Trust, there is reserved to Assignor a revocable license to retain, use and enjoy the Equipment Agreements, the Entitlements and the properties and entitlements which are the subject thereof.  Upon the occurrence of an Event of Default, such license granted to Assignor may be immediately revoked by Agent without further demand or notice and Agent is hereby empowered to enter and take possession of the Real Property and to use, manage and operate the same and to do all acts required or permitted by the Equipment Agreements and/or the Entitlements, and perform such other acts in connection with the use, management and operation of the properties and entitlements, which are the subject of the Equipment Agreements and the Entitlements as Agent, in its sole discretion, may deem proper (including, without limitation, such acts as are otherwise authorized under this Assignment).  Agent agrees that, until such license granted to Assignor has been revoked, as set forth above, Agent shall refrain from exercising its rights and remedies which are granted with respect to the Equipment Agreements, the Entitlements and/or the properties they concern under Section 1 of this Assignment or under this Section 5.  Should the Event of Default which resulted in any such revocation (and all other

Events of Default that may then exist) be cured prior to foreclosure, deed-in-lieu of foreclosure, or a similar conveyance under the Loan Documents, then such license granted to Assignor shall be immediately reinstated without further demand or notice and Agent shall, as soon as reasonably possible, redeliver to Assignor possession of the Equipment Agreements and of the Entitlements (and, at the expense of Assignor, shall execute such notices to third parties as Assignor may reasonably request) and the parties hereto shall each be restored to, and be reinstated in, their respective rights and positions hereunder as if the Event of Default had not occurred (without impairment of or limitation on Agent’s right to proceed hereunder upon any other Events of Default).

6.                                       Upon the occurrence of an Event of Default, Agent is hereby empowered, but shall not be obligated, to do any, or all of the following: (i) enter and take possession of the Real Property; and (ii) manage and operate all, or any portion of, the Real Property, the Hotel/Casino Facilities and/or the Additional Businesses (or any of them); all on its own behalf or through a receiver.  No action taken by Agent, or by a receiver, in exercising any of the rights and remedies hereunder shall cause any of them to be characterized as a Person in possession.  This Assignment is intended to be and is an absolute present assignment from Assignor to Agent and not merely the passing of a security interest.

7.                                       Agent shall not be obligated to perform or discharge any obligation or duty to be performed or discharged by Assignor under the Equipment Agreements and/or the Entitlements.  This Assignment shall not place responsibility for the management, control, care, operation or repair of the Real Property, the Hotel/Casino Facilities or any Additional Business, upon any of the Agent or Lenders, or upon any of their respective trustees, officers, directors, employees, agents, attorneys, stockholders, members or partners (collectively, the “Indemnified Parties”); nor shall this Assignment cause any of the Indemnified Parties to be responsible or liable for any negligence in the management, control, care, operation or repair of the Real Property, the Hotel/Casino Facilities or any Additional Business, which results in loss, injury or death to any tenant, guest, licensee, employee or stranger (provided that this Section 7 shall not act to relieve any Indemnified Party from liability which results from such Indemnified Party’s own gross negligence or willful misconduct).

8.                                       Assignor agrees to indemnify, protect, defend and hold harmless the Indemnified Parties from and against any and all losses, damages, expenses or liabilities of any kind or nature from any suits, claims, demands or other proceedings, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with: (i) this Assignment; (ii) any of the Equipment Agreements or the Entitlements; or (iii) the management, control, care, operation or repair of the Real Property, the Hotel/Casino Facilities and/or any Additional Business; all in accordance with the Joint Venture Agreement, Operating Agreement and all applicable Loan Documents.

9.                                       Assignor agrees that this Assignment and the designation and directions herein set forth are irrevocable.  Upon (i) the occurrence of the Operator Licensing Event, (ii) the termination of the Ground Leases, and (iii) the consummation of the Third Closing Date Transactions (as defined in the Deed of Trust), Assignor will not make any other assignment, designation or direction inconsistent herewith (except as otherwise permitted in the Credit Agreement), and any such assignment, designation or direction which is inconsistent herewith shall be void.  Assignor will, from time to time, execute all such instruments of further assurance and all such supplemental instruments as may be reasonably requested by Agent.

10.                                 No action or inaction on the part of Agent, or any Lender, shall constitute an assumption on the part of Agent, or any Lender, of any obligations or duties under the Equipment Agreements and/or the Entitlements.  No action or inaction on the part of Assignor shall adversely affect or limit in any way the rights of Agent under this Assignment or, through this Assignment, under the Equipment Agreements and/or the Entitlements.

11.                                 Assignor covenants and represents that no other assignments of their interests in the Equipment Agreements and/or the Entitlements; that no notice of termination has been served on Assignor with respect to any Equipment Agreements or the Entitlements, the termination of which would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business; and that there are presently no defaults existing under any of the Equipment Agreements or the Entitlements, which defaults would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business if left uncured.

12.                                 Upon (i) the occurrence of the Operator Licensing Event, (ii) the termination of the Ground Leases, and (iii) the consummation of the Third Closing Date Transactions (as defined in the Deed of Trust), Agent, at the request and the expense of Assignor, will deliver either an instrument canceling this Assignment or assigning the rights of the Agent hereunder, as Assignor shall direct.

13.                                 Assignor and Agent intend that this Assignment shall be a present, absolute and unconditional assignment, subject to the license granted above, and not merely the passing of a security interest.  During the term of this Assignment, neither the Equipment Agreements nor the Entitlements shall constitute property of Assignor (or any estate of Assignor) within the meaning of 11 U.S.C.§541 (as it may be amended or recodified from time to time).

14.                                 This Assignment applies to, binds and inures to the benefit of, the parties hereto and their respective heirs, administrators, executors, successors and assigns.  This Assignment may not be modified or terminated orally.

15.                                 All of the rights and remedies of Agent hereunder are cumulative and not exclusive of any other right or remedy which may be provided for hereunder or under any other Loan Document.  Nothing contained in this Assignment and no act done or omitted by Agent, or any Lender, pursuant to its terms shall be deemed a waiver by Agent, or any Lender, of any rights or remedies under the Loan Documents, and this Assignment is made and accepted without prejudice to any rights or remedies possessed by Agent, or any Lender, under the terms of the Loan Documents.  The right of the Agent and the Lenders to collect the secured principal, interest, and other Indebtedness, and to enforce any security may be exercised by Agent prior to, simultaneous with, or subsequent to any action taken under this Assignment.

16.                                 Upon the occurrence of an Event of Default, Assignor shall be deemed to have appointed and does hereby appoint Agent the attorney-in-fact of Assignor to prepare, sign, file and/or record such documents or instruments, or take such other actions, as may be reasonably necessary to perfect and preserve, against third parties, the interest in the Equipment Agreements and the Entitlements, which is granted to Agent hereunder.

17.                                 This Assignment, the Credit Agreement, the Deed of Trust, the security interests granted thereunder and the exercise of rights, powers and remedies thereunder are subject to all applicable provisions of the Nevada Gaming Control Act, as codified in Chapter 463 of Nevada Revised Statutes, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, and shall be limited to the extent necessary to not render such documents invalid or unenforceable, in whole or in part.

18.                                 This Assignment shall be governed by the internal laws of the State of New York, without regard to principles of conflict of law.  This Assignment, however, will be governed by the mandatory provisions of Nevada law as it relates to the perfection and enforcement of the security interests granted herein, to the extent required to make the remedies effective.

19.                                 This Assignment may be executed in any number of separate counterparts with the same effect as if the signatures hereto and hereby were upon the same instrument.  All such counterparts shall together constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed the foregoing instrument as of the day and year first above written.

ASSIGNOR:	EASTERN & WESTERN HOTEL CORPORATION, a Nevada corporation

	By:	/s/ Michael J. Hessling
		Name:	Michael J. Hessling
		Its:	Executive Vice President and Assistant Secretary

AGENT:	WELLS FARGO FOOTHILL, INC., a California corporation, in its capacity as the arranger and administrative agent

	By:	/s/ Jim Farner
		Name:	Jim Farner
		Title:	Senior Vice President

ACKNOWLEDGMENT

STATE OF NEVADA	)
) ss.
COUNTY OF CLARK	)

This instrument was acknowledged before me on March 26, 2005 by MICHAEL J. HESSLING, as EXECUTIVE VICE PRESIDENT AND ASSISTANT SECRETARY of EASTERN & WESTERN HOTEL CORPORATION.

/s/ Saundra Jackson
NOTARY PUBLIC

My commission expires:	4/21/07

[SEAL]

ACKNOWLEDGMENT

STATE OF CALIFORNIA	)
) ss.
COUNTY OF LOS ANGELES	)

On March	25	, 2005, before me,	Karla Gorgij, Notary Public	,
	Date		Name and Title of Officer (e.g., Jane Doe, Notary Public)

personally appeared			Jim Farner	,
			Name(s) of Signer(s)

☒                                    personally known to me

☐                                    proved to me on the basis of satisfactory evidence

to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same in his authorized capacity, and that by his signature on the instrument, the person, or the entity on behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Karla Gorgij
Signature of Notary Public

(SEAL)

EXHIBIT “A”
LEGAL DESCRIPTION

All that certain real property situated in the County of Clark, State of Nevada, described as follows:

PARCEL I:

That portion of the West Half (W 1/2) of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of Section 28, Township 21 South, Range 51 East, M.D.M., described as follows:

COMMENCING at the North Quarter (N 1/4) corner of said Section 28;

THENCE South 89’50’14” west, along the North line of the Northwest Quarter (NW 1/4) of said Section 28, a distance of 1,318.16 feet to a point;

THENCE South 02’54’50” East, a distance of 101.41 feet to a point on the South right of way line of Tropicana Avenue (100 feet wide) said point also being the Northwest (NW) corner of Tropicana Park, as shown by map thereof on file in Book 8 of Plats, Page 37 and reverted to acreage by map thereon on file in Book 15 of Plats, Page 11, Clark County Records said point being the TRUE POINT OF BEGINNING;

THENCE North 87’11’36” East, along said South right of way line, a distance of 452.59 feet to a point of tangency of a curve concave to the Southwest and having a radius of 15.00 feet;

THENCE along said curve through a central angle of 89’50’04” an arc length of 23.52 feet to a point on the Westerly right of way line of Scott Street, as shown on said plats;

THENCE South 02’58’20” East, along said right of way line, a distance of 631.04 feet to a point on the centerline of Mona Avenue, as shown on the aforementioned plat of Tropicana Park;

THENCE South 87’01’40” West, along said centerline, and the Westerly extension thereof, a distance of 468.21 feet to a point on the West line of said Tropicana Park;

THENCE North 02’54’50” West, along said line to the TRUE POINT OF BEGINNING.

EXCEPTING THEREFROM that portion of said land conveyed to the State of Nevada by deed recorded June 23, 1999 in Book 990623, Doc/Inst. No. 02544, Official Records, Clark County, Nevada.

PARCEL II:

(Hotel San Remo Convention Center)

The Easterly 150 feet of the West Half (W 1/2) of the Northeast Quarter (NE

1/4) of the Northwest Quarter (NW 1/4) of Section 28, Township 21 South, Range 61 East, M.D.M.

EXCEPT the portion thereof conveyed to the State of Nevada by Deed recorded May 29, 1959 as Document No. 162200 of Official Records, Clark County, Nevada Records.

FURTHER EXCEPTING the interest in the South 30 feet and the West 20 feet conveyed to Clark County for roads, utilities and other public and incidental purposes by Deed recorded September 13, 1971 as Document No. 128706.

FURTHER EXCEPTING that portion of said land conveyed to Ben Hur Hotel, Inc. described as follows:

COMMENCING at the Southeast (SE) corner of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of said Section 28;

THENCE North 88’43’17” West along the South line thereof a distance of 658.98 feet to the Southwest (SW) corner of the East Half (E 1/2) of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of Section 28, said point being the TRUE POINT OF BEGINNING;

THENCE continuing North 88’43’17” West a distance of 148.90 feet to the Southeast (SE) corner of the Tropicana Park Subdivision as shown in Book 8 of Plats, Page 37, Clark County Records, Nevada; thence North 00’26’17” West along the East line of said Tropicana Park a distance of 571.77 feet;

THENCE North 89’38’50” East a distance of 149.91 feet to a point in the West line of the East Half (E 1/2) of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of Section 28;

THENCE South 00’19’51” East a distance of 576.01 feet to the TRUE POINT OF BEGINNING.

FURTHER EXCEPTING that certain spandrel area conveyed to Clark County for road purposes by Deed recorded May 4, 1987 as Document No. 870504/00953 and re-recorded May 20, 1987 as Document No. 870520/00620 of Official Records.